EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-50232 and Form S-8 No. 333-82448) of our report dated February 13, 2004, with respect to the consolidated financial statements of William Lyon Homes, and our report dated February 15, 2002 with respect to the combined financial statements of the Significant Subsidiaries of William Lyon Homes, both included in the Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Irvine, California

March 8, 2004